Exhibit 10.11

STRICTLY CONFIDENTIAL

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of January 8, 2019 (“Effective Date”), by and between Passage BIO, Inc., (“Company”) and James Wilson, M.D., Ph.D., an individual (“Consultant”).

Company desires to have Consultant perform consulting services for Company and Consultant desires to perform such services for Company, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                      SERVICES.

1.1                               Performance of Services. Consultant will perform the consulting services (“Services”) described in Exhibit A to this Agreement (“Statement of Work”) in accordance with the terms and conditions of this Agreement and the Statement of Work.

1.2                               Compensation. The Company will pay Consultant fees in accordance with the terms set forth in the Statement of Work. Unless otherwise specified in the Statement of Work, Company will not reimburse Consultant for any expenses incurred by Consultant in connection with performing Services.

2.                                      RELATIONSHIP OF PARTIES.

2.1                               Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise. Consultant will perform the Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law. Company has no right or authority to control the manner or means by which the Services are accomplished. Notwithstanding the foregoing, Company acknowledges and agrees that the Consultant is a full-time employee of the University and that Consultant is bound by the Staff Policies of the University of Pennsylvania in the performance of his/her consulting commitments to Company hereunder, including but not limited to the University’s Conflict-of-Interest and Consulting Policies (collectively “Staff Policies”). The parties acknowledge, and Consultant agrees that Consultant shall perform the Consultancy Services in compliance with Staff Policies and the terms of this Agreement. If at any time Consultant or University believe that the future performance of a requested Service reasonably might result in violation of Staff policies, Consultant and/or University, as applicable, will notify Company of the potential conflict and the parties shall work together in good faith to resolve the potential conflict with the Staff Policies prior to performance of the Services in questions. If any party believes that such conflict cannot be resolved or that no further Services can be performed without creating a potential conflict, that party may terminate this Agreement and no further services shall be performed.

2.2                               Employment Taxes and Benefits. Consultant will report as income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any failure by Consultant to report income received from Company Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees.

3.                                      OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.

3.1                               The Consultant’s rights, title and interest in inventions, discoveries and developments conceived or reduced to practice in the performance of Company-funded advisory services made solely by the Consultant or jointly with Company employees or agents (“Inventions”) shall be assigned to Company, so long as the provisions in Section 3.2 below are not applicable. The Consultant shall disclose to the University of Pennsylvania Center for Innovation (the “University”), in confidence, all Inventions which are related to his research, clinical, or educational activities at University in order to provide University an opportunity to assess, together with Company, whether the Inventions are subject to the provisions of Section 3.2 below.

3.2                               Notwithstanding Section 3.1 above, Company agrees and understands that effective as of the Consultant’s first day of employment with the University, he has previously assigned to his employer, the University, all of his right, title and interest in and to all intellectual property which arose, arises, or may arise in the future, or is derived or derives from, his employment at the University, or results from work directly related to professional or employment responsibilities at the University, or from work carried out on University time, or at University expense, or with substantial use of University resources under grants or otherwise, and are the property of the University, effective immediately as of the time such inventions are conceived or reduced to practice. Company has no rights by reason of the Agreement in any publication, invention, discovery, improvement or other intellectual property, whether or not publishable, patentable, or copyrightable that is subject to the Consultant’s obligations to University. Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of this advisory relationship created hereunder in gaining access, whether by license or otherwise, to any propriety information or intellectual property of University. It is acknowledged that substantial intellectual property relevant to the business of the Company will be generated by the Consultant and his colleagues at the University under a Sponsored Research Agreement and that this falls outside of the scope of the OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS of this Consulting Agreement.

4.                                      CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; and (ii) the Innovations. Confidential Information will not include, however, Confidential Information will not include, however information,(a) which is or becomes available to the public through no breach of the Agreement by Consultant, (b) was known to Consultant before the consulting services were performed, (c) is acquired by Consultant from a third party that has the legal right to disclose the information to the Consultant, or (d) Consultant is required to disclose by law, government regulation, or court order. In addition, information generated by Consultant pursuant to the Agreement shall be proprietary to Company only if (a) such information is generated as a direct result of the performance of consulting services under the Agreement and (b) is not generated in the course of the Consultant’s activities as a University employee. Despite any obligation to protect Company’s confidential information, this Agreement places no restrictions on the Consultant’s freedom to disclose to anyone (including but not limited to patients and employers) the existence or terms of this Agreement, of the type of services Consultant performs for Company, or the amount of compensation that Consultant receives under this Agreement. As set forth in Section 3.2 above, it is acknowledged by the Company that substantial information relevant the business of the Company will be generated by the Consultant and his colleagues at the University under a Sponsored Research Agreement and that this falls outside of the scope of the CONFIDENTIAL INFORMATION provisions of this Consulting Agreement. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing the Services, and not to disclose it to others, except disclosure may be made to Consultant’s agents who have a bona fide need to know and who have executed a written agreement that includes use and nondisclosure restrictions at least as protective of the Confidential Information as those set forth herein. Consultant further agrees to take all action reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information. Both parties agree and acknowledge that Consultant’s production of Confidential Information pursuant to an order from a court or agency of competent jurisdiction shall not be a breach of this Agreement. Nothing in this Section 4 or otherwise in this Agreement shall limit or restrict in any way Consultant’s immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached as Exhibit B. This Section 4 regarding confidentiality shall survive termination or expiration of this Agreement for a period of ten (10) years after termination or expiration of this Agreement.

5.                                      WARRANTIES.

5.1                               Competitive Activities. During the term of this Agreement, Consultant will not provide services as a paid consultant to a company relating to the development of gene replacement therapy competitive with the Company’s selected programs.

5.2                               No Breach of Prior Agreements. Consultant represents that performance of all the terms of this Agreement and Consultant’s duties as consultant of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. Consultant represents that Consultant will not bring to the Company or use in the performance of Consultant’s duties for the Company any documents or materials or intangibles of Consultant’s own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company. Company is aware of Consultant’s prior relationship with and contractual obligations to REGENXBIO, Inc. and solely to the extent Consultant complies with this Agreement, including this section 5.2, the parties agree that such obligations do not appear to hinder Consultant’s performance of his obligations under this Agreement.

5.3                               Non-Solicitation/Non-Piracy. Consultant agrees that during the term of this Agreement and for a period of one (1) year following the termination of Consultant’s services with the Company (the “Restriction Period”), Consultant will not solicit, aid in solicitation of, or intentionally induce, contact for the purpose of, or encourage any employee of the Company to leave the employ of the Company, hire any such person or otherwise interfere with such employee’s relationship with the Company, except that general advertisements and internet or similar postings not directed to any employees of the Company and hiring any employees who respond to such advertisements or postings shall not be deemed to be breaches of the foregoing covenant.

6.                                      INDEMNIFICATION. Company will indemnify and hold harmless Consultant from and against all claims, damages, losses and expenses, including court costs and reasonable attorneys’ fees, arising out of or resulting from, and, at Consultant’s option, Company will defend Consultant against:

(i)                                     any action by a third party against Consultant that is based on a claim that any Consultant in providing the Services to Company, is infringing, misappropriating or violating a third party’s Intellectual Property Rights, provided that Consultant has complied with his obligations under, and is not in breach of, any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party; and

(ii)                                  any action by a third party against Consultant that is based on any negligent act or omission or willful conduct of Company that results in: (a) bodily injury, sickness, disease or death; (b)

injury or destruction to tangible or intangible property (including data) or any loss of use resulting therefrom; or (c) the violation of any statute, ordinance, or regulation.

For the avoidance of doubt, nothing in this Section 6 modifies the letter agreement between the Consultant and the Company dated September 18, 2018 regarding indemnification.

7.                                      TERM AND TERMINATION.

7.1                               Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect until December 31, 2019, provided, that unless either party provides notice of non-renewal within 30 days prior to the last day of each calendar year (or otherwise terminates as set forth below) the Agreement will automatically renew each year for an additional calendar year.

7.2                               Termination for Breach. Either party may terminate this Agreement (including the Statement of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party.

7.3                               Termination for Convenience. The parties hereto may terminate this Agreement with not less than 14 days’ advance written notice to the other party prior to termination.

(a)                                 Upon the expiration or any termination of this Agreement for any reason, Consultant will promptly deliver to Company all Innovations, including all work in progress on any Innovations and all versions and portions thereof.

(b)                                 Upon the expiration or any termination of this Agreement (except termination of this Agreement pursuant by Company pursuant to Section 7.2 for breach by Consultant), Company will pay Consultant any amounts that are due and payable under Section 1.2 for Services performed by Consultant prior to the effective date of expiration or termination.

(c)                                  Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession or control and will promptly deliver all such Confidential Information to Company, at Consultant’s expense and in accordance with Company’s instructions.

7.4                               Survival. The provisions of Sections 2.2, 3, 4, 5.3, 6, 7.4, 8 and 9 will survive the expiration or termination of this Agreement.

8.                                      MUTUAL LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY OR CONSULTANT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY OR CONSULTANT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.                                      GENERAL.

9.1                               No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company or Consultant of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity.

9.2                               Assignment. Neither party may assign or transfer any of its rights or delegate any of its obligations under this Agreement, in whole or in part, without the other party’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void.

9.3                               Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement.

9.4                               Attorneys Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5                               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Commonwealth of Pennsylvania, and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

9.6                               Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7                               Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.

9.8                               Entire Agreement. This Agreement, together with the Statement of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, the terms and conditions of the Statement of Work will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. For the avoidance of doubt, this Agreement does not supersede the September 18, 2018 letter agreement between Consultant and the Company dated September 18, 2018 regarding indemnification, or the letter agreement dated October 8, 2018 between the Consultant and the Company regarding involvement with Sponsored Research.

9.9                               Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.

9.10                        Use of Names. Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Notwithstanding the foregoing, Licensee may use the name of Penn in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to Licensed Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Penn Patent Rights and/or Licensed Know-How (subject to the provisions of Article 7) has been licensed by Licensee from Penn, and/or that Licensee is collaborating with Penn on the Research Program, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

9.11                        Use of University Resources. Neither Company nor Consultant has any right or intent to use University facilities, University patients, or University patient data for consulting activities. Company and Consultant expressly agree that such use of University resources for clinical study purposes shall be conducted pursuant to an institutional sponsored research agreement with University. Consultant shall not accept any funding from Company for Consultant’s professional activities at University, such as lab support or principal investigator sponsored research duties, without full disclosure and resolution in accordance with University’s Policies on Conflicts of Interest and Consulting.

9.12                        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

PASSAGE BIO, INC..		CONSULTANT

By:	/s/ Jill Quigley	Signature	/s/ James Wilson

Name & Title:	COO + GC	Name:	James Wilson, M.D., Ph.D

Date:	1/8/19	Date:	1/8/19

EXHIBIT A

Statement of Work

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of January 2019, by and between Company and Consultant.

1.                                      Description of Services:

a.              Consultant’s title will be Chief Scientific Advisor

b.              Consultant will report to CEO or the Chief Development Officer

c.               Consultant will spend his time under this Consulting Agreement managing activities assigned by the Company and providing the Company’s senior leadership team and officers with scientific advice related to the Company’s products and services.

2.                                      Payment Terms:

a.              The Company will pay the Consultant $100,000 per year of Services, payable in quarterly installments at the beginning of each of the Company’s fiscal quarters.

b.              The Company will grant Consultant a stock option (the “Initial Option”) to purchase 370,697 shares of common stock of the Company at a strike price no less than the fair market value per share as determined by the Board. The Consultant will also receive a stock option (the “Anti-Dilution Option”) to purchase an additional 130,643 shares of common stock of the Company at a strike price no less than the fair market value per share as determined by the Board, which such award represents anti-dilution protection of the Initial Option for the anticipated final closing (the “Final Closing”) of the second tranche of the Series A financing (the Anti-Dilution Option together with the Initial Option, the “Equity Awards”). The Equity Awards will become vested as to 25% on the one-year anniversary of the Vesting Commencement Date, and shall thereafter become vested in 36 equal monthly installments (so as to be fully vested on the fourth anniversary of the Vesting Commencement Date), subject to the continuing Services at each of the applicable vesting dates. The Vesting Commencement Date for the Initial Option will be the date the Consultant begins to provide Services under this Agreement, and the Vesting Commencement Date for the Anti-Dilution Option will be the date of the Final Closing, provided, however, that in the event the Final Closing does not occur within eighteen (18) months of the date of this Agreement, the Anti-Dilution Option, and any shares thereunder, will lapse and be forfeited for no consideration.

Furthermore, should the Company, within ninety (90) days following the date of this Agreement, expand the size of the initial tranche of the Company’s Series A Preferred Stock financing, then, subject to approval by the Board, the number of shares granted to Consultant pursuant to the Initial Option will be increased to be equivalent to be equivalent to one half of one percent (0.5%) of the Company’s fully diluted capitalization following the closing of such expansion of the initial Series A Preferred Stock tranche.

c.               In the event the Consultant becomes an employee and officer of the Company in the future, the Consultant will then become eligible for additional equity awards.

3.                                      Term of Consultancy: As from the Effective Date of the Agreement until termination pursuant to Section 7 of the Agreement.

4.                                      Other Terms

Expense Reimbursement and Travel Expenses: Company will reimburse Consultant for reasonable and necessary expenses incurred by Consultant directly in connection with the performance of the services set forth in Section 1 above, to be incurred with the Company’s prior approval. In addition, the Company specifically agrees to bear the costs of reasonable travel expenses incurred by Consultant pursuant to this Agreement.

AGREED AS OF JANUARY 8, 2019.

PASSAGE BIO, INC.		CONSULTANT

By:	/s/ Jill Quigley	Signature	/s/ James Wilson

Name & Title:	COO + GC	Name:	James Wilson, M.D., Ph.D

Date:	1/8/19	Date:	1/8/19

EXHIBIT B

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

AMENDMENT TO

CONSULTING AGREEMENT

This Amendment (the “Amendment”) to the Consulting Agreement dated January 8, 2019, including the Statement of Work attached thereto as Exhibit A (the “Consulting Agreement”), by and between Passage BIO, Inc. (the “Company”) and James Wilson, M.D., Ph.D. (the “Consultant”) will become effective on the day immediately prior to the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission.  All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Consulting Agreement.

RECITALS

WHEREAS, the Company and the Consultant desire to amend certain terms of the Consulting Agreement with respect to the treatment of the Consultant’s equity awards upon certain terminations of service in the manner reflected herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendment to Consulting Agreement: The following subsections are added to Section 2 of the Statement of Work:

(d) “Termination without Cause within 2 months prior to, or 12 months following a Change in Control. In the event of a termination of the Consultant’s service resulting from a notice of non-renewal of the Term or termination by the Company, in either case for any reason other than Cause (as defined below), death or disability (as defined in Section 22(e)(3) of the Code) within 2 months prior to, or 12 months following a Change in Control (as such term is defined in the Company’s 2020 Equity Incentive Plan), then subject to the Consultant’s execution of a general release of claims against the Company and affiliates (in a form provided by the Company) that becomes effective and irrevocable, each of the Consultant’s then-outstanding unvested options to purchase shares of the Company common stock as well as any and all other stock-based awards granted to the Consultant, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Awards”) shall accelerate and become fully vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse, effective as of the date of such termination of service; provided, however, that the grant agreement for the purpose of any Award that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of the Consultant’s service with the Company (the “Performance-Based Awards”) may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

For purposes of the foregoing, “Cause” means: a good faith determination by the Board, that any of the following have occurred: the Consultant’s (i) commission of, conviction of, or plea of nolo contendere to, a felony or an act constituting common law fraud, which has, or is reasonably expected to have, a material adverse effect on the business or affairs of the Company; (ii)  willful and repeated failure to perform in any material respect the Consultant’s agreed upon Services for the Company as set forth in the Statement of Work; (iii) intentional breach of the Company confidential information obligations, any invention assignment agreement between the Consultant and the Company, Sections 3, 4, or 5 of this Consulting Agreement, or any applicable written Company policy that has been communicated to the Consultant in advance of such breach; (iv) intentional and material breach of this Consulting Agreement; provided, however, that prior to any determination that “Cause” under this Agreement has occurred, the Company shall provide the Consultant (A) written notice specifying the particular event or actions giving rise to such determination and (B) an opportunity to be heard within 30 days of such notice and (C) 30 days from the date the Consultant is heard to cure such event or actions giving rise to a determination of “Cause,” if curable.

(e) Notwithstanding anything to the contrary herein or in any equity plan or any applicable award agreement pursuant to Awards granted thereunder, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute the Consultant’s unvested Awards in connection with a Change in Control, each of the Consultant’s unvested Awards that are not assumed, converted, replaced or substituted, shall accelerate and become fully vested and if applicable, exercisable, effective immediately prior to the Change in Control.  With respect to Performance-Based Awards, the grant agreement may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

2.              No Other Amendment.  Except as expressly set forth above, all of the terms and conditions of the Consulting Agreement remain in full force and effect.

3.              Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania without regard to conflicts of law principles thereof.

4.              Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument.

(Signature Pages Follow)

2

IN WITNESS WHEREOF, each of the parties has executed this Amendment to the Consulting Agreement as of the day and year first above written.

PASSAGE BIO, INC.

By:	/s/ Bruce Goldsmith
Name: Bruce Goldsmith
Title: Chief Executive Officer

CONSULTANT

/s/ James Wilson
Name: James Wilson, M.D., Ph.D.

(Signature Page to Amendment to Consulting Agreement)